Exhibit 99.1

Contact:	Deborah Hileman
Vice President - Corporate Communications & Investor Relations
(304) 495-1210
Deborah.hileman@emsc.net

Emergency Medical Services Announces Pricing of Public Stock Offering by Existing Holders

Greenwood Village, Colorado (November 19, 2009) — Emergency Medical Services Corporation (NYSE: EMS) (“EMSC” or the “Company”) today  announced that certain of its equity holders, primarily affiliates of Onex Corporation, have priced a public secondary offering of 8,000,000 shares (increased from 6,000,000) of class A common stock at $48.31 per share. The underwriters will have a 30-day option to purchase up to an additional 1,200,000 shares of class A common stock. The offering is expected to close on November 25, 2009, subject to customary closing conditions.

EMSC will not receive any proceeds from the offering. The shares are being offered primarily by affiliates of Onex Corporation (the “Onex Entities”).   The Onex Entities’ shares represent approximately 35% of the Onex Entities’ equity interests in EMSC. After giving effect to this offering, the Onex Entities will own approximately 35% of the equity interests in EMSC and approximately 84% of the combined voting power, not including the impact of any exercise by the underwriters of the 30-day option to purchase additional shares of class A common stock. BofA Merrill Lynch, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as joint bookrunners for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The offering will be made only by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department, or email Prospectus.Requests@ml.com, or from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com or from J.P. Morgan Securities Inc., Attention: Broadridge Financial Solutions at 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (631) 254-1754 and from the SEC’s website at www.sec.gov, when available.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (“EMSC”) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (“AMR”), the Company’s healthcare transportation services segment, and

EmCare Holdings Inc. (“EmCare”), the Company’s outsourced facility-based physician services segment. AMR is the leading provider of ambulance services in the United States. EmCare is a leading provider of outsourced facility-based physician services. In 2008, EMSC provided services to 11.4 million patients in nearly 2,100 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information, visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, including without limitation, general market conditions, the market for the company’s securities, the performance of the company’s business and other risks detailed from time-to-time in the company’s filings with the Securities and Exchange Commission. There is no assurance that shares being offered will be sold or on what terms.

About the Offering

The shares of class A common stock in the offering have not yet been issued. The Onex Entities currently hold LP exchangeable units in Emergency Medical Services L.P., which they will exchange for shares of class B common stock. Upon transfer, the shares of class B common stock will convert automatically into the shares of class A common stock being sold in the offering. Purchasers will receive shares of class A common stock from EMSC’s authorized capital.